UNITED STATES
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ATMEL CORPORATION

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N E W S  R E L E A S E

ISS RECOMMENDS ATMEL SHAREHOLDERS VOTE AGAINST PERLEGOS PROPOSAL
ON THE WHITE CARD
ISS Derides “the former CEO’s mismanagement of the company”
SAN JOSE, CA, May 7, 2007 . . . Atmel® Corporation (NASDAQ: ATML) today announced that Institutional Shareholder Services (ISS) recommends that Atmel shareholders vote AGAINST George Perlegos’s proposal to remove Atmel’s directors at the special meeting of shareholders on May 18, 2007. ISS is a leading independent proxy voting and corporate governance advisory firm. To follow ISS’s recommendation, Atmel shareholders should use the Company’s WHITE card to vote AGAINST the Perlegos proposal — by telephone, by Internet, or by signing, dating and returning the WHITE proxy card today marked AGAINST.
In its May 5, 2007 report, ISS derided “the former CEO’s mismanagement of the company “ and stated*:
•	“there is no substantial difference between the management’s current strategy and that proposed by the dissident nominees. With overall strategy rather similar, we believe that a more pertinent issue is implementation/execution risk. The company’s 1Q2007 result suggests that the current management has been able to execute the proposed business strategy.”

•	“the current management seems to have credibility among the analyst community. Thomson First Call shows 3 Buy, 1 Hold and 1 Sell recommendations on the stock.”

•	“We note that the company’s stock price has outperformed its 4-digit GICS peers in terms of 1-yr TSR...We also looked at Atmel’s stock performance since the new management assumed control. The increase in company’ stock price of 17.4 percent since Aug. 6, 2006 to-date, has outperformed the 13.0 percent increase in the benchmark PHLX Semiconductor Sector index (SOX).”

•	“the current management seems to be taking the right steps”

*	Permission to use quotations was neither sought nor obtained.

“We are pleased that ISS has recommended that shareholders vote against George Perlegos’s proposal to replace the independent directors who terminated him for cause,” said Steven Laub, Atmel’s President and Chief Executive Officer.
“In the short period since Mr. Perlegos was terminated and a new management team appointed, we have made significant progress in executing our plan to enhance Atmel’s profitable growth, increase shareholder returns, restore a proper ethical tone at the top and establish more shareholder friendly governance provisions. Our solid first quarter results and the 20% increase in Atmel’s stock price since Mr. Perlegos was terminated for cause are just two metrics that evidence our success. Atmel’s transformation is just beginning. We will continue implementing additional strategic and operational actions throughout 2007, including improving, restructuring and/or exiting businesses that don’t meet our financial targets, returning excess capital to shareholders and further enhancing corporate governance with the addition of new, truly independent directors. We are confident that we are on the right track to a stronger future for Atmel and our shareholders,” continued Laub.
To support Atmel’s Board of Directors and new management team, shareholders should vote AGAINST the Perlegos proposal on the Company’s WHITE proxy card, and sign, date and return it today, or by using the instructions on the WHITE proxy card to submit their vote by telephone or Internet.
If shareholders have any questions about how to vote their WHITE proxy, they should contact the firm assisting Atmel in the solicitation of proxies: Innisfree M&A incorporated toll-free at (877) 456-3488.

Investor Contact	Media Contact
Robert Pursel	Jennifer Schaefer / Mike Cuneo
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
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